Information
For Immediate Release

LOCKHEED MARTIN ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

•	Fourth quarter net sales of $12.5 billion; Full year net sales of $45.2 billion
•	Fourth quarter earnings per share of $2.17; Full year earnings per share of $7.78
•	Fourth quarter net earnings of $827 million; Full year net earnings of $3.0 billion
•	Generated $3.2 billion in cash from operations for the full year, after a $1.5 billion discretionary contribution to our pension trust
•	Increases outlook for 2010 earnings per share

BETHESDA, Md. Jan. 28, 2010 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2009 net earnings of $827 million, or $2.17 per diluted share, compared to $823 million, or $2.05 per diluted share, in 2008. Net earnings in 2009 included higher pension expense as disclosed in our Jan. 22, 2009 earnings release and in our 2008 Form 10-K.  The fourth quarter of 2009 included a FAS/CAS pension adjustment of ($114) million, or ($0.19) per share, and an $11 million, or $0.03 per share, benefit from the resolution of an IRS examination, which, on a combined basis, decreased net earnings by $63 million, or $0.16 per share. The fourth quarter of 2008 included a FAS/CAS pension adjustment of $32 million, or $0.05 per share, and an unusual gain of $48 million, $0.08 per share, which together increased net earnings by $52 million, or $0.13 per share.

Net sales for the fourth quarter of 2009 were $12.5 billion, a 13% increase over the $11.1 billion in 2008. Cash from operations in the fourth quarter of 2009 was ($605) million, which included a discretionary contribution of $1.5 billion to our pension trust. Cash from operations in the fourth quarter of 2008 was $997 million, which included a discretionary contribution of $109 million to our pension trust.

For the year ended Dec. 31, 2009, net earnings were $3.0 billion, or $7.78 per share, compared to $3.2 billion, or $7.86 per share, in 2008.  Net sales for 2009 were $45.2 billion, a 6% increase over the $42.7 billion in 2008.  Cash from operations for 2009 was $3.2 billion, which included a discretionary contribution of $1.5 billion to our pension trust. Cash from operations in 2008 was $4.4 billion, which included a discretionary contribution of $109 million to our pension trust. Return on Invested Capital (ROIC) was 19.9% for 2009 compared to 21.7% in 2008.

“Our achievements in 2009 were numerous and significant while operating in a dynamic business environment,” said Lockheed Martin Chairman and CEO, Bob Stevens. “The Corporation remains strong, healthy and well-positioned for future growth.  As we move into a new decade, we will continue to meet our customers’ most important challenges by offering the innovative products, superior services and strong performance that have made Lockheed Martin the world’s foremost provider of global security solutions.”

Summary Reported Results and Outlook
The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	4th Quarter		Year
(In millions, except per share data)	2009	2008	2009	2008

Net sales	$12,524	$11,132	$45,189	$42,731

Operating profit
Segment operating profit	$1,413	$1,255	$5,155	$4,970
Unallocated corporate, net:
FAS/CAS pension adjustment	(114)	32	(456)	128
Stock compensation expense	(42)	(40)	(154)	(155)
Unusual items	—	48	—	193
Other, net	(16)	53	(79)	(5)
	1,241	1,348	4,466	5,131

Interest expense	86	77	305	341
Other non-operating income / (expense), net[1]	25	(102)	123	(88)
Earnings before income taxes	1,180	1,169	4,284	4,702
Income taxes[2]	353	346	1,260	1,485
Net earnings	$827	$823	$3,024	$3,217
Diluted earnings per share	$2.17	$2.05	$7.78	$7.86
Cash (used for) provided by operations[3]	$(605)	$997	$3,173	$4,421

[1]	Includes interest income and unrealized gains (losses), net on marketable securities held in a Rabbi Trust to fund certain employee benefit obligations.
[2]	The 2009 amounts include an unusual benefit from the resolution of two IRS examinations that reduced income tax expense by $11 million during the quarter and $69 million for the full year.
3	The 2009 quarter and year amounts are after a discretionary contribution of $1.5 billion to our pension trust. The 2008 quarter and year amounts are after a discretionary contribution of $109 million to our pension trust.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations.  Actual results may differ materially from those projected.  See the “Forward-Looking Statements” discussion contained in this press release.

2010 FINANCIAL OUTLOOK [1]	2010 Projections
(In millions, except per share data and percentages)	October 2009	Current Update

Net sales	$46,250 - $47,250	$46,250 - $47,250

Operating profit:
Segment operating profit	$5,025 - $5,125	$5,025 - $5,125
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(495)	(440)
Unusual items, net	—	—
Stock compensation expense	(180)	(180)
Other, net	(100)	(100)
	4,250 - 4,350	4,305 - 4,405

Interest expense	(275)	(350)
Other non-operating income, net	—	—
Earnings before income taxes	$3,975 - $4,075	$3,955 - $4,055

Diluted earnings per share	$7.05 - $7.25	$7.15 - $7.35
Cash from operations	≥ $3,200	≥ $3,200
ROIC[2]	≥ 16.5%	≥ 16.0%

[1]	All amounts approximate.
[2]	See discussion of non-GAAP performance measures at the end of this document.

The Corporation’s updated outlook for 2010 diluted earnings per share primarily reflects the following revisions:

•	A net decrease in the projected FAS pension expense related to the following updates:
➢	the actual return on plan assets in 2009 was 20.1% compared to the 8.5% return assumed in the prior outlook; and
➢
the benefit of increasing the discretionary fourth quarter pension trust contribution to $1.5 billion from the $1.0 billion assumed in the prior outlook, both of which decreased the FAS pensions expense;

➢
these decreases partially were offset by the Corporation’s selection of a 5.875% discount rate at the year-end 2009 measurement date versus the 6.125% assumed in the prior outlook, which increased the FAS pension expense.

•	An increase in interest expense as a result of issuing $1.5 billion in new debt during the fourth quarter of 2009.
•
The benefit of a reduction in projected weighted average shares outstanding as a result of both share repurchase activity during the fourth quarter and additional projected share repurchase activity during 2010.

The outlook for 2010 cash from operations anticipates that the Corporation will make approximately $1.4 billion in contributions to our pension trust during 2010.  The Corporation anticipates recovering approximately $1.0 billion as CAS cost during 2010, with the remainder being recoverable in future years.

The research and development (R&D) tax credit expired on Dec. 31, 2009, and has not been incorporated into our outlook for 2010.  The benefit of the R&D tax credit was approximately $0.11 per share for 2009. This benefit will not be incorporated into our 2010 outlook or results unless it is extended by Congress.

It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or unusual items until such transactions have been consummated.

Re-Measurement of Post-Retirement Benefit Plans

The Corporation is required to re-measure its pension and other post-retirement plans at Dec. 31 of each year and recognize the funded status of the plans on its balance sheet.  The re-measurement at Dec. 31, 2009 used a 5.875% discount rate and an actual 2009 return on plan assets of 20.1%, as noted in the previous section.

The net effect of the annual re-measurement process was a non-cash, balance sheet only adjustment, which increased stockholders’ equity by $495 million, after-tax.  Our debt-to-total capitalization was 55% at Dec. 31, 2009 down from 57% at Dec. 31, 2008. The Corporation’s Balance Sheet and Statement of Stockholders’ Equity are presented on pages 23 and 25, respectively, of this press release.

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy in 2009 by:

•	repurchasing 6.6 million shares at a cost of $489 million during the quarter and 24.9 million shares at a cost of $1.9 billion during the year;
•	repaying $242 million of debt during the quarter and year;
•	paying cash dividends totaling $240 million during the quarter and $908 million during the year;
•	engaging in net investing activities totaling $422 million during the year for acquisitions and dispositions of businesses and investments in affiliates; and
•	making capital expenditures of $371 million during the quarter and $852 million during the year.

Additionally, in November of 2009, the Corporation issued $900 million of debt due in 2019 with a coupon rate of 4.25% and $600 million of debt due in 2039 with a coupon rate of 5.50%.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

Operating profit for the business segments includes equity earnings (losses) from investments they hold, because the operating activities of the investees are closely aligned with the operations of those segments.  Our largest equity investments are in United Launch Alliance (ULA) and United Space Alliance (USA).  Equity earnings from those ventures are included in Space Systems’ operating profit.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	4th Quarter		Year
	2009	2008	2009	2008
Net sales
Aeronautics	$3,250	$2,865	$12,201	$11,473
Electronic Systems	3,293	2,934	12,204	11,620
Information Systems & Global Services	3,374	3,299	12,130	11,611
Space Systems	2,607	2,034	8,654	8,027
Total net sales	$12,524	$11,132	$45,189	$42,731

Operating profit
Aeronautics	$426	$369	$1,577	$1,433
Electronic Systems	410	369	1,595	1,508
Information Systems & Global Services	277	307	1,011	1,076
Space Systems	300	210	972	953
Segment operating profit	1,413	1,255	5,155	4,970
Unallocated corporate income (expense), net	(172)	93	(689)	161
Total operating profit	$1,241	$1,348	$4,466	$5,131

In our discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and/or performance.  Volume refers to increases (or decreases) in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts.  Volume changes typically include a corresponding change in operating profit based on the estimated profit rate at completion for a particular contract for design, development, and production activities.  Performance generally refers to changes in contract profit booking rates.  These changes to our contracts for products usually relate to profit recognition associated with revisions to total estimated costs at completion of the contracts that reflect improved (or deteriorated) operating or award fee performance on a particular contract.  Changes in contract profit booking rates on contracts for products are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods.  Recognition of the inception-to-date adjustment in the current or prior periods may affect the comparison of segment operating results.

Aeronautics

(In millions, except percentages)	4th Quarter		Year
	2009	2008	2009	2008
Net sales	$3,250	$2,865	$12,201	$11,473
Operating profit	$426	$369	$1,577	$1,433
Operating margin	13.1%	12.9%	12.9%	12.5%

Net sales for Aeronautics increased by 13% for the quarter and 6% for the year ended Dec. 31, 2009 from the comparable 2008 periods. In both periods, sales increased in all three lines of business. The increase in Air Mobility primarily was attributable to higher volume on the C-130 programs, including deliveries and support activities. There were six C-130J deliveries in the fourth quarter of 2009 and three in the fourth quarter of 2008. There were sixteen C-130J deliveries in 2009 and twelve in 2008. The increase in Combat Aircraft principally was due to higher volume on the F-35 program and increases in F-16 deliveries, which partially were offset by lower volume on F-22 and other combat aircraft programs. The increase in Other Aeronautics Programs mainly was due to higher volume on P-3 programs and advanced development programs, which partially were offset by declines in sustainment activities.

Operating profit for Aeronautics increased by 15% for the quarter and 10% for the year ended Dec. 31, 2009 from the comparable 2008 periods.  In both periods, the growth in operating profit primarily was due to increases in Air Mobility and Other Aeronautics Programs. The increase in Air Mobility operating profit primarily was due to the higher volume on C-130J deliveries and C-130 support programs.  During the fourth quarter, Air Mobility’s operating profit also increased due to improved performance on C-5 programs. The increase in Other Aeronautics Programs in both periods mainly was attributable to improved performance in sustainment activities and higher volume on P-3 programs. Additionally, the increase in operating profit for the year included the favorable restructuring of a P-3 modification contract in the third quarter of 2009. Combat Aircraft’s operating profit increased during the quarter primarily due to higher volume on the F-35 program and an increase in the level of favorable performance adjustments on the F-22 program in 2009 compared to 2008. These increases more than offset decreased operating profit resulting from a reduction in the level of favorable performance adjustments on F-16 programs in 2009 compared to 2008. Combat Aircraft’s operating profit decreased during the year primarily due to a reduction in the level of favorable performance adjustments on F-16 programs in 2009 compared to 2008 and lower volume on other combat aircraft programs. These decreases more than offset increased operating profit resulting from higher volume and improved performance on the F-35 program and an increase in the level of favorable performance adjustments on the F-22 program in 2009 compared to 2008.

Electronic Systems

(In millions, except percentages)	4th Quarter		Year
	2009	2008	2009	2008
Net sales	$3,293	$2,934	$12,204	$11,620
Operating profit	$410	$369	$1,595	$1,508
Operating margin	12.5%	12.6%	13.1%	13.0%

Net sales for Electronic Systems increased by 12% for the quarter and 5% for the year ended Dec. 31, 2009 from the comparable 2008 periods. In both periods, sales increased in all three lines of business. The increase at Missiles & Fire Control (M&FC) primarily was due to growth on tactical missile programs and fire control systems. At Platforms & Training (P&T), growth on simulation and training activities partially was offset by lower volume on platform integration activities. The increase in simulation and training also included sales from the first quarter 2009 acquisition of Universal Systems and Technology, Inc. The increase at Maritime Systems & Sensors (MS2) mainly was due to higher volume on radar systems, surface naval warfare, and tactical systems programs, which partially were offset by a decline in integrated defense technologies.

Operating profit for Electronic Systems increased by 11% for the quarter and 6% for the year ended Dec. 31, 2009 from the comparable 2008 periods. In both periods, increases in operating profit at M&FC and P&T more than offset declines at MS2. The increase at M&FC mainly was due to higher volume and improved performance on fire control systems and tactical missile programs. The increase at P&T primarily was due to higher volume and improved performance on simulation and training activities. Additionally, the increase during the year included the benefit recognized in the first quarter of 2009 from favorably resolving a simulation and training contract matter. These increases partially were offset by lower volume on platform integration activities and a reduction in the level of favorable performance adjustments on distribution technology programs in 2009 compared to 2008. The decrease at MS2 primarily was attributable to lower volume on integrated defense technology programs and a reduction in the level of favorable performance adjustments on tactical systems, integrated defense technology, and undersea warfare programs in 2009 compared to 2008.

Effective January 1, 2010, the ground vehicles line of business from the former Systems Integration - Owego, which includes the Joint Light Tactical Vehicle program, was realigned as part of Lockheed Martin Missiles and Fire Control. Additionally, the remaining Systems Integration – Owego businesses were realigned with the former Maritime Systems & Sensors line of business to form a new line of business, Mission Systems & Sensors. These changes had no impact on the segment’s operating results.

Information Systems & Global Services

(In millions, except percentages)	4th Quarter		Year
	2009	2008	2009	2008
Net sales	$3,374	$3,299	$12,130	$11,611
Operating profit	$277	$307	$1,011	$1,076
Operating margin	8.2%	9.3%	8.3%	9.3%

Net sales for IS&GS increased by 2% for the quarter and 4% for the year ended Dec. 31, 2009 from the comparable 2008 periods. In both periods, sales increases in Defense and Civil partially were offset by slight declines in Intelligence. Defense sales primarily increased due to higher volume on mission and combat systems activities and readiness and stability operations. Civil increased principally due to higher volume on enterprise civilian services, which more than offset lower volume on Pacific Architect & Engineers Inc. (PAE) programs. Intelligence sales declined slightly between both periods mainly due to lower volume on security solutions in the fourth quarter and enterprise integration activities for the year.

Operating profit for IS&GS decreased by 10% for the quarter and 6% for the year ended Dec. 31, 2009 from the comparable 2008 periods.  During the quarter, operating profit declined in all three lines of business. The decrease in Civil was mainly due to lower volume and performance on PAE programs. The decline in Civil also included a reduction in the level of favorable performance adjustments on enterprise civilian services in 2009 compared to 2008. The slight decrease in Intelligence mainly was due to lower volume on security solutions activities. The decrease in Defense primarily was attributable to performance on readiness and stability operations and global programs.

During the year, operating profit declines in Civil and Intelligence more than offset growth in Defense. The decrease in Civil primarily was attributable to lower volume and performance on PAE programs. The decline in Civil also included a reduction in the level of favorable performance adjustments on enterprise civilian services programs in 2009 compared to 2008. The decrease in Intelligence mainly was due to a reduction in the level of favorable performance adjustments on security solution activities in 2009 compared to 2008 and lower volume on enterprise integration activities. The increase in Defense mainly was due to volume and improved performance in mission and combat systems and readiness and stability operations, which more than offset lower performance on global programs.

The prior period amounts for IS&GS have been reclassified to conform to its current lines of business (Civil, Defense and Intelligence). The realignment had no impact on the segment’s operating results.

Space Systems

(In millions, except percentages)	4th Quarter		Year
	2009	2008	2009	2008
Net sales	$2,607	$2,034	$8,654	$8,027
Operating profit	$300	$210	$972	$953
Operating margin	11.5%	10.3%	11.2%	11.9%

Net sales for Space Systems increased by 28% for the quarter and 8% for the year ended Dec. 31, 2009 from the comparable 2008 periods.  During the quarter, sales growth at Satellites and Space Transportation more than offset a decline in Strategic & Defensive Missile Systems (S&DMS).  The sales growth in Satellites primarily was attributable to higher volume in government satellite activities. There were no commercial satellite deliveries during the fourth quarter of 2009 or 2008. The increase in Space Transportation principally was due to higher volume on commercial launch vehicle activities and the Orion program.  There was one commercial launch in the fourth quarter of 2009 and none in the comparable 2008 period. S&DMS’ sales decreased mainly due to lower volume on defensive missile programs.

During the year, sales growth at Satellites and Space Transportation more than offset a decline in S&DMS.  The sales growth in Satellites was due to higher volume in government satellite activities, which partially was offset by lower volume in commercial satellite activities. There was one commercial satellite delivery in 2009 and two deliveries in 2008. The increase in Space Transportation primarily was due to higher volume on the Orion program, which more than offset a decline in the space shuttle external tank program. There was one commercial launch in both 2009 and 2008. S&DMS’ sales decreased mainly due to lower volume on defensive missile programs, which more than offset growth in strategic missile programs.

Operating profit for Space Systems increased by 43% for the quarter and 2% for the year ended Dec. 31, 2009 from the comparable 2008 periods.  During the quarter, growth in operating profit in Satellites and Space Transportation partially was offset by a slight decline in S&DMS. Satellites’ operating profit increased primarily due to higher volume and improved performance on government satellite programs. In Space Transportation, the increase mainly was attributable to the commercial launch vehicle activity, higher equity earnings on the ULA joint venture, and volume on the Orion program. S&DMS’ operating profit declined mainly due to lower volume on defensive missile programs, which more than offset growth in strategic missile programs.

During the year, operating profit growth at Satellites more than offset declines at Space Transportation and S&DMS. In Satellites, the operating profit increase mainly was due to higher volume on government satellite activities, which partially was offset by lower volume in commercial satellite activities. Space Transportation’s operating profit decrease mainly was attributable to the absence in 2009 of a benefit recognized in 2008 from the successful negotiations of a terminated commercial launch vehicle contract, lower volume on the space shuttle external tank program, and lower equity earnings in 2009 on the ULA joint venture.  The decrease in S&DMS’ operating profit primarily was attributable to a lower volume on defensive missile programs and a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on strategic missile programs.

Unallocated Corporate Income (Expense), Net

(In millions)	4th Quarter		Year
	2009	2008	2009	2008
FAS/CAS pension adjustment	$(114)	$32	$(456)	$128
Stock compensation expense	(42)	(40)	(154)	(155)
Unusual items	—	48	—	193
Other, net	(16)	53	(79)	(5)
Unallocated corporate income (expense), net	$(172)	$93	$(689)	$161

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate income (expense), net.”  See the Corporation’s 2008 Form 10-K for a description of “Unallocated corporate income (expense), net,” including the FAS/CAS pension adjustment.

The FAS/CAS pension adjustment (calculated as the difference between FAS pension expense and the CAS cost amounts) resulted in an expense in 2009 compared to income in 2008 due to the negative actual return on plan assets in 2008 and a lower discount rate at Dec. 31, 2008 compared to Dec. 31, 2007.  This trend is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

For purposes of segment reporting, unusual items are included in “Unallocated corporate income (expense), net”:

2009 –
•	There were no unusual items affecting operating profit during the year.

In the fourth quarter, we resolved and settled an IRS examination of our U.S. Federal Income Tax Return for 2008. As a result, we recognized an unusual tax benefit that reduced our income tax expense and increased our net earnings by $11 million, or $0.03 per share, during the quarter.  Similarly, in the third quarter, we resolved and settled an IRS examination of our U.S. Federal Income Tax Returns for the years 2005-2007, which reduced our income tax expense and increased our net earnings by $58 million, or $0.15 per share, during that quarter. On a combined basis, these items reduced our income tax expense and increased our net earnings by $69 million, or $0.18 per share, during 2009.

2008 –
•
A fourth quarter gain, net of state income taxes, of $48 million representing the recognition of the remaining portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in Lockheed Khrunichev Energia International, Inc. (LKEI) and International Launch Services, Inc. (ILS).  The Corporation previously recognized gains, net of state income taxes, of $16 million in the first quarter and $44 million in the third quarter of 2008 on this sale. At the time of the sale, the Corporation deferred recognition of any gains pending the expiration of its responsibility to refund advances for future launch services.

•
Second quarter earnings, net of state income taxes, of $85 million associated with reserves that are no longer required related to various land sales. Reserves were recorded at the time of each land sale based on the U.S. Government’s assertion of its right to share in the sale proceeds. This matter was favorably settled with the U.S. Government in the second quarter. This item increased net earnings by $56 million, or $0.14 per share, during the second quarter of 2008.

Recognition of the deferred net gain increased net earnings by $32 million, or $0.08 per share, during the fourth quarter of 2008. This fourth quarter item, along with the previously reported items, increased net earnings by $126 million, or $0.31 per share, during the year ended Dec. 31, 2008.

Income Taxes

Our effective income tax rates were 29.9% and 29.4% for the quarter and year ended Dec. 31, 2009, and 29.6% and 31.6% for the quarter and year ended Dec. 31, 2008. These rates were lower than the statutory rate of 35% for all periods due to tax benefits for U.S. manufacturing activities, dividends related to our employee stock ownership plans, and R&D tax credit.

The effective tax rate for the quarter was higher than the comparable period in 2008, primarily due to the extension of the R&D tax credit as a result of the enactment, on October 3, 2008, of the Emergency Economic Stabilization Act (EESA) of 2008.  Although EESA retroactively extended the R&D tax credit for two years from Jan. 1, 2008 to Dec. 31, 2009, we did not recognize the benefit until EESA became law in the fourth quarter of 2008.  In addition, the resolution of an IRS examination in the fourth quarter of 2009 that reduced income tax expense by $11 million partially offset the increase in the effective tax rate.

The effective tax rate for the year ended Dec. 31, 2009 was lower than the comparable period in 2008, primarily due to the resolution of an IRS examination in the fourth quarter of 2009, the resolution of an IRS examination in the third quarter of 2009 that reduced 2009 income tax expense by $58 million, and the partial elimination of a valuation allowance previously provided against certain foreign company deferred tax assets arising from carryforwards of unused tax benefits.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation reported 2009 sales of $45.2 billion.

###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3:00 p.m. E.T. on Jan. 28, 2010.  A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); the impact of economic recovery and stimulus plans and continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; actual returns (or losses) on pension plan assets, interest and discount rates and other changes that may affect pension plan assumptions; the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, rulemaking, and changes in accounting, tax, defense procurement, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts); the competitive environment for the Corporation’s products and services; the ability to attract and retain key personnel; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2008 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of Jan. 27, 2010.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations.  The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes.  ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner.  ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2010 Outlook	2010 Prior	2009 Actual
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	Combined	Combined	$ 3,024 198
RETURN	≥ $2,925	≥ $2,900	$ 3,222

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	Combined	Combined	$ 4,054 3,155 8,960
AVERAGE INVESTED CAPITAL	≤ $18,300	≤ $17,600	$16,169

RETURN ON INVESTED CAPITAL	≥ 16.0%	≥ 16.5%	19.9%

1
Represents after-tax interest expense utilizing the federal statutory rate of 35%. Interest expense is added back to net earnings as it represents the return to debt holders. Debt is included as a component of average invested capital.

2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily to recognize the funded / unfunded status of our benefit plans.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Earnings
Unaudited
(In millions, except per share data and percentages)
	QUARTER ENDED		YEAR ENDED
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$12,524	$11,132	$45,189	$42,731
Cost of sales	11,313	9,865	40,965	38,082
	1,211	1,267	4,224	4,649
Other income (expense), net	30	81	242	482
Operating profit	1,241	1,348	4,466	5,131
Interest expense	86	77	305	341
Other non-operating income (expense), net	25	(102)	123	(88)
Earnings before income taxes	1,180	1,169	4,284	4,702
Income tax expense	353	346	1,260	1,485
Net earnings	$827	$823	$3,024	$3,217
Effective tax rate	29.9%	29.6%	29.4%	31.6%
Earnings per common share:
Basic	$2.19	$2.08	$7.86	$8.05
Diluted	$2.17	$2.05	$7.78	$7.86
Average number of shares outstanding
Basic	377.7	395.8	384.8	399.7
Diluted	381.9	400.7	388.9	409.4
Common shares reported in stockholders' equity at quarter end:			372.9	392.7

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
Unaudited
(In millions, except percentages)
	QUARTER ENDED			YEAR ENDED
	December 31, 2009	December 31, 2008	% Change	December 31, 2009	December 31, 2008	% Change
Net sales
Aeronautics	$3,250	$2,865	13%	$12,201	$11,473	6%
Electronic Systems	3,293	2,934	12	12,204	11,620	5
Information Systems & Global Services	3,374	3,299	2	12,130	11,611	4
Space Systems	2,607	2,034	28	8,654	8,027	8
Total net sales	$12,524	$11,132	13%	$45,189	$42,731	6%

Operating profit
Aeronautics	$426	$369	15%	$1,577	$1,433	10%
Electronic Systems	410	369	11	1,595	1,508	6
Information Systems & Global Services	277	307	(10)	1,011	1,076	(6)
Space Systems	300	210	43	972	953	2
Segment operating profit	1,413	1,255	13	5,155	4,970	4
Unallocated corporate (expense) income, net	(172)	93		(689)	161
	$1,241	$1,348	(8)%	$4,466	$5,131	(13)%

Margins
Aeronautics	13.1%	12.9%		12.9%	12.5%
Electronic Systems	12.5	12.6		13.1	13.0
Information Systems & Global Services	8.2	9.3		8.3	9.3
Space Systems	11.5	10.3		11.2	11.9
Total operating segments	11.3	11.3		11.4	11.6
Total consolidated	9.9%	12.1%		9.9%	12.0%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	QUARTER ENDED		YEAR ENDED
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Unallocated corporate (expense) income, net
FAS/CAS pension adjustment	$(114)	$32	$(456)	$128
Stock compensation expense	(42)	(40)	(154)	(155)
Unusual items	—	48	—	193
Other, net	(16)	53	(79)	(5)
Unallocated corporate (expense) income, net	$(172)	$93	$(689)	$161

	QUARTER ENDED		YEAR ENDED
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
FAS/CAS pension adjustment
FAS pension expense	$(259)	$(115)	$(1,036)	$(462)
Less: CAS costs	(145)	(147)	(580)	(590)
FAS/CAS pension adjustment - (expense) income	$(114)	$32	$(456)	$128

	QUARTER ENDED DECEMBER 31, 2009			YEAR ENDED DECEMBER 31, 2009
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2009
Resolution of IRS examinations:
• 2005 - 2007	$—	$—	$—	$—	$58	$0.15
• 2008	—	11	0.03	—	11	0.03
	$—	$11	$0.03	$—	$69	$0.18

	QUARTER ENDED DECEMBER 31, 2008			YEAR ENDED DECEMBER 31, 2008
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2008
ILS/LKEI deferred gain	$48	$32	$0.08	$108	$70	$0.17
Earnings associated with prior years' land sales	—	—	—	85	56	0.14
	$48	$32	$0.08	$193	$126	$0.31

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)

	QUARTER ENDED		YEAR ENDED
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Depreciation and amortization of plant and equipment
Aeronautics	$55	$53	$198	$190
Electronic Systems	65	63	242	252
Information Systems & Global Services	19	17	69	66
Space Systems	51	57	182	166
Segments	190	190	691	674
Unallocated corporate expense, net	16	15	59	53
Total depreciation and amortization of plant and equipment	$206	$205	$750	$727

	QUARTER ENDED		YEAR ENDED
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Amortization of purchased intangibles
Aeronautics	$12	$12	$50	$50
Electronic Systems	4	2	11	10
Information Systems & Global Services	10	11	41	44
Space Systems	2	2	7	5
Segments	28	27	109	109
Unallocated corporate expense, net	—	1	—	9
Total amortization of purchased intangibles	$28	$28	$109	$118

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheet
Unaudited
(In millions, except percentages)
	DECEMBER 31,	DECEMBER 31,
	2009	2008
Assets
Cash and cash equivalents	$2,391	$2,168
Receivables	5,995	5,296
Inventories	2,220	1,902
Deferred income taxes	815	755
Other current assets	1,028	562
Total current assets	12,449	10,683

Property, plant and equipment, net	4,520	4,488
Goodwill	9,948	9,526
Purchased intangibles, net	311	355
Prepaid pension asset	160	122
Deferred income taxes	3,779	4,651
Other assets	3,938	3,614
Total assets	$35,105	$33,439

Liabilities and Stockholders' Equity
Accounts payable	$2,026	$2,030
Customer advances and amounts in excess of costs incurred	5,015	4,535
Other current liabilities	3,631	3,735
Current maturities of long-term debt	—	242
Total current liabilities	10,672	10,542

Long-term debt, net	5,052	3,563
Accrued pension liabilities	10,823	12,004
Other postretirement benefit and other noncurrent liabilities	4,429	4,465
Stockholders' equity	4,129	2,865
Total liabilities and stockholders' equity	$35,105	$33,439
Total debt-to-capitalization ratio:	55%	57%

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Cash Flows
Unaudited
(In millions)
	YEAR ENDED
	December 31, 2009	December 31, 2008
Operating Activities
Net earnings	$3,024	$3,217
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of plant and equipment	750	727
Amortization of purchased intangibles	109	118
Stock-based compensation	154	155
Excess tax benefits on stock compensation	(21)	(92)
Discretionary contributions to pension trust	(1,482)	(109)
Changes in operating assets and liabilities:
Receivables	(654)	(333)
Inventories	(270)	(183)
Accounts payable	(26)	(141)
Customer advances and amounts in excess of costs incurred	447	313
Other	1,142	749
Net cash provided by operating activities	3,173	4,421

Investing Activities
Expenditures for property, plant and equipment	(852)	(926)
Net proceeds from (payments for) short-term investment transactions	(279)	272
Acquisitions of businesses / investments in affiliates	(435)	(233)
Other	48	(20)
Net cash used for investing activities	(1,518)	(907)

Financing Activities
Repurchases of common stock	(1,851)	(2,931)
Issuances of common stock and related amounts	40	250
Excess tax benefits on stock based compensation	21	92
Common stock dividends	(908)	(737)
Issuance of long-term debt, net of related costs	1,464	491
Repayments of long-term debt	(242)	(1,103)
Net cash used for financing activities	(1,476)	(3,938)
Effect of exchange rate changes on cash and cash equivalents	44	(56)
Net increase (decrease) in cash and cash equivalents	223	(480)
Cash and cash equivalents at beginning of period	2,168	2,648
Cash and cash equivalents at end of period	$2,391	$2,168

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
(In millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2008	$393	$—	$11,621	$(9,149)	$2,865
Net earnings			3,024		3,024
Common stock dividends declared (a)			(908)		(908)
Stock-based awards and other	5	440			445
Common stock repurchases (b)	(25)	(440)	(1,386)		(1,851)
Other comprehensive income (c)				554	554
Balance at December 31, 2009	$373	$—	$12,351	$(8,595)	$4,129

(a)	Includes dividends ($0.57 per share) declared and paid in the first, second and third quarters and a dividend ($0.63 per share) paid in the fourth quarter.
(b)
The Corporation repurchased 6.6 million shares for $489 million during the fourth quarter. During the year, the Corporation repurchased 24.9 million common shares for $1.9 billion. The Corporation has 28.8 million shares remaining under its share repurchase program as of the end of 2009.

(c)	At Dec. 31, 2009, the Corporation recognized a non-cash, after-tax improvement to stockholders' equity of $495 million, as a result of the required remeasurement of the postretirement benefit plans. The increase was primarily the net result of an actual return on plan assets in 2009 of 20% partially offset by a lower discount rate at Dec. 31, 2009 of 5.875% compared to 6.125% at Dec. 31, 2008.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
	December 31,		December 31,
	2009		2008
Backlog
(In millions)
Aeronautics	$26,700		$27,200
Electronic Systems	21,900	1	22,500
Information Systems & Global Services	12,600	2	13,300
Space Systems	16,800		17,900
Total	$78,000		$80,900

[1] Reflects the termination for convenience of the VH-71 program, a $985 million reduction of backlog.
[2] Reflects the termination for convenience of the TSAT Mission Operations System (TMOS) program, a $1,600 million reduction of backlog.

	QUARTER ENDED		YEAR ENDED
Aircraft Deliveries	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
F-16	7	5	31	28
F-22	6	6	20	23
C-130J	6	3	16	12